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                                                                      EXHIBIT 12
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                                          CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

                               STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                      (Dollars in thousands)

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                                                  Three Months                        Years ended September 30
                                                     ended            --------------------------------------------------------------
                                                December 31, 1995       1995          1994         1993         1992         1991
                                                -----------------       ----          ----         ----         ----         ----
Earnings:
  Pre-tax income from continuing operations          $63,588          $256,342      $118,325     $ 67,900     $116,599      $62,362
  Distributed income of affiliated companies           3,465            11,699         5,638        5,988        5,766        4,688
  Add fixed charges:
    Interest on indebtedness                           9,421            35,639        41,668       44,043       41,714       38,661
    Portion of rents representative of
      the interest factor                              1,139             5,515         5,879        4,838        4,933        5,715
                                                     -------          --------      --------     --------     --------     --------
  Income as adjusted                                 $77,613          $309,195      $171,510     $122,769     $169,012     $111,426

Fixed charges:
  Interest on indebtedness                           $ 9,421          $ 35,639      $ 41,668     $ 44,043     $ 41,714     $ 38,661
  Capitalized interest                                    --                --            --           --        3,963        8,745
  Portion of rents representative of
    the interest factor                                1,139             5,515         5,879        4,838        4,933        5,715
                                                     -------          --------      --------     --------     --------     --------

  Total fixed charges                                $10,560          $ 41,154      $ 47,547     $ 48,881     $ 50,610     $ 53,121

  Ratio of earnings to fixed charges                    7.35              7.51          3.61         2.51         3.34         2.10
                                                     =======          ========      ========     ========     ========     ========
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